POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below, being a director or officer of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, does hereby make, constitute and appoint Elizabeth Gioia, Richard H. Kirk, Douglas E. Scully, and Lynn K. Stone, and each of them severally, as his true and lawful attorney-in-fact and agent with all power and authority on his behalf to sign his name, in any and all capacities, on Form S-3 registration statements of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey pertaining to, but not limited to, Prudential Premier Retirement Variable Annuity X Series, Prudential Premier Retirement Variable Annuity B Series, Prudential Premier Retirement Variable Annuity L Series, Prudential Premier Retirement Variable Annuity C Series, Prudential Premier Advisor Variable Annuity Series, Prudential Premier Retirement Variable Annuity, Prudential Premier Investment Variable Annuity B Series, Prudential Premier Investment Variable Annuity C Series, MyRock Advisor Variable Annuity, Strategic Partners Horizon, Strategic Partners Annuity One 3, Strategic Partners Plus 3, Strategic Partners FlexElite, Discovery Select, Discovery Preferred, and Strategic Partners Select.

This grant of authority extends to any and all amendments to such registration statements, and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of September, 2020.

/s/ Nandini Mongia
Nandini Mongia
Director